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                                                                 Exhibit (a)(10)

          HARRIS CORPORATION ANNOUNCES COMPLETION OF CASH TENDER OFFER
                 FOR PACIFIC RESEARCH & ENGINEERING CORPORATION

MELBOURNE, FL, September 7, 1999 - Harris Corporation (NYSE: HRS) today announced that its has completed its cash tender offer for Pacific Research & Engineering Corporation, a developer of analog and digital radio studio systems.

Harris has accepted common shares and warrants tendered pursuant to its cash tender offer for all outstanding common shares at a price of $2.35 per share, all outstanding publicly-traded warrants at a price of $0.15 per warrant, and certain other warrants at a price of $0.15 per each common share underlying such warrants of Pacific Research & Engineering Corporation (ASE: PXE).

Harris has been advised by ChaseMellon Shareholder Services, L.L.C., the depositary for the tender offer, that approximately 2,105,550 shares of PR&E common stock (in excess of 91% of the outstanding shares of voting common stock), 402,072 publicly-traded warrants and in excess of 99% of the other outstanding warrants had been validly tendered and not withdrawn, including pursuant to guaranteed delivery procedures.

"This transaction unites two successful radio businesses and reinforces Harris' commitment to supply a complete range of solutions including advanced studio solutions to radio stations worldwide," said Jim Woods, vice president, radio systems business unit of Harris Broadcast Communications Division. "PR&E is a recognized industry leader in the design, development and integration of analog and digital radio studio solutions. Their complete range of analog and digital audio consoles have defined performance and reliability in the studio. Coupled with Harris' extensive sales and distribution channels as well as our systems design and integration capabilities, this acquisition brings together two companies with proven custom engineering, integration and customer service that will ultimately provide radio broadcasters a comprehensive range of analog and digital broadcast equipment and systems. PR&E also provides Harris' Broadcast Communications Division a solid base of operations on the west coast."

The tendered shares and warrants will be purchased by a Harris subsidiary. It is expected that such subsidiary will be merged into PR&E, with each share of PR&E not tendered being converted into the right to receive $2.35 in cash. Each warrant not tendered shall become exercisable into the right to receive $2.35 upon payment by the holder of the


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exercise price per share of each warrant, but, in all cases, the exercise price per share of each warrant exceeds $2.35. The merger is expected to be effective by the end of this month.

Harris is an international communications equipment company focused on providing product, system and service solutions that take its customers to the next level. The company provides a wide range of products and services for commercial and government communications markets such as wireless, broadcast, government and network support. The company has sales and services in nearly 90 countries.

HARRIS MEDIA INQUIRIES:

Tom Hausman
(407) 727-9131


HARRIS INVESTOR RELATIONS INQUIRIES:
Pamela Padgett
(407) 727-9384